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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HAYES LEMMERZ INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive
Northville, Michigan 48168
www.hayes-lemmerz.com

May 31, 2005
To Our Stockholders:
      I am pleased to invite you to attend the 2005 Annual Meeting of Stockholders of Hayes Lemmerz International, Inc. to be held on July 27, 2005 at 8:00 a.m. Eastern Daylight Savings Time, at our world headquarters located at 15300 Centennial Drive, Northville, Michigan 48168, for the following purposes:

1.	To elect three Class II Directors to serve on the Board of Directors for a three-year term;

2.	To ratify the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2006;

3.	To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.
      It is important that your shares be voted, regardless of whether you are able to attend the Annual Meeting. To be sure that your shares are represented, please sign and mail the enclosed proxy card promptly. This will not prevent you from voting your shares in person if you choose to do so. Details regarding the business to be conducted at the Annual Meeting are fully described in the accompanying Notice of Annual Meeting and Proxy Statement. We hope you will read the Proxy Statement and submit your proxy.
      Our Board of Directors and management thank you for your ongoing support and continued interest in Hayes Lemmerz.

Sincerely,

/s/ Curtis J. Clawson

Curtis J. Clawson
President, Chief Executive Officer and
Chairman of the Board of Directors
      The Proxy Statement and the accompanying proxy card are expected to be first mailed to stockholders on or about June 13, 2005.

HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive
Northville, Michigan 48168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2005

TIME:	8:00 a.m. Eastern Daylight Savings Time

PLACE:	Hayes Lemmerz International, Inc., 15300 Centennial Drive, Northville, Michigan 48168

ITEMS OF BUSINESS:	• To elect three Class II Directors to serve on the Board of Directors for a three-year term.

• To ratify the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2006.

• To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

RECORD DATE:	Stockholders of record of Hayes Lemmerz International, Inc. at the close of business on May 31, 2005 are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

VOTING BY PROXY:	Whether or not you expect to attend the Annual Meeting in person, you are urged to please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. For specific instructions, please refer to the section of the Proxy Statement entitled Questions and Answers about the Annual Meeting beginning on page 1 and the instructions on the proxy card.

By Order of the Board of Directors

By:	/s/ Patrick C. Cauley

Patrick C. Cauley
Vice President, General Counsel and
Secretary
Northville, Michigan 48168
May 31, 2005

2005 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive,
Northville, Michigan 48168
PROXY STATEMENT

      This Proxy Statement contains information relating to the Annual Meeting of Stockholders of Hayes Lemmerz International, Inc., a Delaware corporation (the “Company”), to be held on July 27, 2005, beginning at 8:00 a.m. Eastern Daylight Savings Time, at the Company’s world headquarters at 15300 Centennial Drive, Northville, Michigan 48168, and at any adjournment of the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
      At our Annual Meeting, stockholders will act upon the following proposals:

•	the election of three Class II Directors to serve on the Board of Directors for a three-year term;

•	the ratification of the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2006; and

•	any other business that may properly come before the meeting or any adjournment or postponement thereof.
      In addition, our management will report on our performance during fiscal 2004 and respond to questions from stockholders.
What shares can I vote?
      All shares of our common stock owned by you as of the close of business on the record date, May 31, 2005, may be voted by you. These shares include shares held directly in your name as the stockholder of record and shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
      Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are different procedures for voting shares held of record and those owned beneficially.

Stockholder of Record
      If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner
      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.
How can I vote my shares in person at the meeting?
      Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.
How can I vote my shares without attending the meeting?
      Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee.
Can I change my vote after I submit my proxy?
      Yes. Even after you have submitted your proxy, you may change your vote with respect to shares held of record by you at any time prior to the close of voting at the Annual Meeting by filing a notice of revocation with our Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168, by submitting a duly executed proxy bearing a later date or by attending the meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares at the meeting.
      If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.
What constitutes a quorum?
      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 37,869,556 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes (i.e., shares held of record by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion) will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum.
What are the Board of Directors’ recommendations?
      The Board of Directors recommends a vote:

•	“FOR” the election of Dr. William H. Cunningham, Laurie Siegel and Mohsen Sohi to serve as Class II Directors on our Board of Directors; and

•	“FOR” the ratification of the selection of KPMG LLP as our independent auditors for our fiscal year ending January 31, 2006.
      Unless you give other instructions via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.
What vote is required to approve each item?
      The election to the Board of Directors of Dr. Cunningham, Ms. Siegel and Mr. Sohi will require the affirmative vote of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting. In tabulating the vote, abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors. The ratification of the appointment of auditors will require the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Annual Meeting. In determining whether this proposal receives the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.
What does it mean if I receive more than one proxy or voting instruction card?
      It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Where can I find the voting results of the meeting?
      We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005.
Who will count the votes?
      A representative of Mellon Investor Services, LLC, our transfer agent, will tabulate the votes and act as the inspector of election.
Who is making this solicitation and who will bear the associated costs?
      We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Mellon Investor Services, LLC, our transfer agent, will assist us in the distribution of proxy materials. We will reimburse Mellon Investor Services, LLC for reasonable expenses incurred in connection with these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.
May I propose actions for consideration at next year’s annual meeting of stockholders?
      For a stockholder’s proposal to be eligible to be included in our Proxy Statement for the 2006 annual meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168, not later than February 12, 2006. In order for proposals of stockholders submitted outside the process of Rule 14a-8 under the Exchange Act to be considered timely, our By-laws require that such proposals must be submitted to our Corporate Secretary no earlier than March 29, 2006 and no later than April 28, 2006. However, if the 2006 annual meeting is called for a date earlier than June 27, 2006 or later than August 26, 2006, the stockholder proposal must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

PROPOSAL 1
ELECTION OF DIRECTORS
      Our Certificate of Incorporation currently authorizes no fewer than three and no more than nine directors. Our Board of Directors is currently comprised of eight directors. Our Certificate of Incorporation divides the Board of Directors into three classes — Class I, Class II and Class III — with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class II Directors will stand for reelection or election at the Annual Meeting. The Class III Directors will stand for reelection or election at the 2006 annual meeting and the Class I Directors will stand for reelection or election at the 2007 annual meeting.
      As proscribed by the charter of our Nominating and Corporate Governance Committee, the nominees for election as Class II Directors were recommended to our Board of Directors by our Nominating and Corporate Governance Committee, and were approved to serve as the nominees of our Board of Directors by a majority of our directors who qualify as independent directors under the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”). If any nominee for any reason is unable or unwilling to serve as a director or the Board of Directors determines for good cause not to have such nominee serve as a director, the proxy holders will have the discretion to vote the proxies for any substitute nominee designated by the Board of Directors. We are not aware of any nominee who will be unable or unwilling to serve, or for good cause will not serve, as a director.
      The names of the nominees of our Board of Directors for election as Class II Directors at the Annual Meeting and certain information about them are set forth below:

			Year First
Name	Age	Position Held With Us	Became Director

William H. Cunningham	61	Director	2003
Laurie Siegel	49	Director	2004
Moshen Sohi	46	Director	2004
      The biographical information for the Class II Director nominees is as follows:
      William H. Cunningham has been a Professor of Marketing at the University of Texas at Austin since 1979. Dr. Cunningham has occupied the James L. Bayless Chair for Free Enterprise at the University of Texas since 1985. Dr. Cunningham was the Dean of the University of Texas’ College of Business Administration/ Graduate School of Business from 1982 to 1985, and President of the University of Texas at Austin from 1985 to 1992. Dr. Cunningham was also the Chancellor (chief executive officer) of the University of Texas from 1992 to 2000. In addition, Dr. Cunningham is a director of Jefferson-Pilot Corporation, an insurance company, Southwest Airlines, John Hancock Advisors, Inc., a mutual fund, Introgen Therapeutics, a gene therapy company and Lin Television, an operator of television stations. Dr. Cunningham received a Ph.D., a Master of Business Administration and a Bachelor of Business Administration from Michigan State University.
      Laurie Siegel has been Senior Vice President, Human Resources at Tyco International since January 2003. Ms. Siegel was previously at Honeywell International from 1994 to 2003, where she held positions in Human Resources. After leading the compensation organization from 1994 to 1997, she served as Corporate Vice President of Human Resources until 1999. Thereafter, she served as Vice President of Human Resources in the Aerospace and Specialty Materials division. Ms. Siegel graduated from the University of Michigan with a Bachelor of General Studies and received a Master of Business Administration and a Master of City Planning from Harvard University.
      Mohsen Sohi is the President and CEO of Freudenberg-NOK. Prior to joining Freudenberg, Mr. Sohi was employed by NCR Corporation from 2001 until 2003. Mr. Sohi’s last position with NCR was as the Senior Vice President, Retail Solutions Division. Before serving NCR in this position, Mr. Sohi spent more than 14 years at AlliedSignal, Inc. and its post-merger successor, Honeywell International Inc. From July 2000 to January 2001, he served as President, Honeywell Electronic Materials. From August 1999 to July

2000, Mr. Sohi was President, Commercial Vehicle Systems, at AlliedSignal. Prior to that, from 1997 to August 1999, he was Vice President and General Manager, Turbocharging Systems, and from 1995 to 1997, he was Director of Product Development and Technical Excellence at AlliedSignal. Mr. Sohi received his Bachelor of Science degree in Mechanical and Aerospace Engineering from the University of Missouri, a Doctor of Science degree in Mechanical Engineering from Washington University and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business.
Vote Required
      The election to the Board of Directors of Dr. Cunningham, Ms. Siegel and Mr. Sohi will require the affirmative vote of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting. In tabulating the vote, abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH NAMED NOMINEE TO SERVE AS A CLASS II DIRECTOR.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      The Audit Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as our independent auditors for the fiscal year ending January 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Vote Required
      The ratification of the appointment of auditors will require the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Annual Meeting. In determining whether this proposal receives the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposals; broker non-votes will be disregarded and will have no effect on the outcome of the vote.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2006.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
Who are the current members of the Board of Directors?

			Year First	Term as Director
Name	Age	Position Held With Us	Became Director	Will Expire(1)

Class I Directors:
Curtis J. Clawson	45	President, Chief Executive Officer and Chairman of the Board	2001	2007
George T. Haymaker, Jr.	67	Lead Director	2003	2007
Class II Directors:
William H. Cunningham	61	Director	2003	2005
Laurie Siegel	49	Director	2004	2005
Mohsen Sohi	46	Director	2004	2005
Class III Directors:
Laurence M. Berg	39	Director	2003	2006
Henry D. G. Wallace	59	Director	2003	2006
Richard F. Wallman	53	Director	2003	2006

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.
      Laurence M. Berg is a Senior Partner with Apollo Management, L.P., which, together with its affiliates, serves as managing general partner of the Apollo Investment Funds. Prior to becoming associated with Apollo in 1992, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Berg is a director of Educate, Inc., a provider of educational services, Resolution Performance Products, Inc., a provider of epoxy resins and Rent-A-Center Inc., an operator of rent-to-own stores. Mr. Berg received his Master of Business Administration from the Harvard Business School and received his Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business.
      Curtis J. Clawson serves as our President, Chief Executive Officer and Chairman of the Board and has held such positions since August 2001 (President and Chief Executive Officer) and September 2001 (Chairman). From 1999 to July 2000, Mr. Clawson was President and Chief Operating Officer of American National Can. Mr. Clawson has 12 years of experience in the automotive industry. He began his career in automotive-related businesses at Arvin Industries where he spent 9 years, from 1986 to 1995, including: (i) a position as General Manager of the business unit that supplied Arvin exhaust products; (ii) tenures in sales and marketing; and (iii) tenures in production and plant management. From 1995 until the time that he joined American National Can, Mr. Clawson worked for AlliedSignal, Inc. as President of AlliedSignal’s Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then President of AlliedSignal’s Laminate Systems Group. Mr. Clawson earned his Bachelor of Science and Bachelor of Arts degrees from Purdue University and a Master of Business Administration from Harvard Business School. He is fluent in Spanish and French.
      George T. Haymaker, Jr. serves as our Lead Director. Mr. Haymaker has been non-executive Chairman of the Board of Kaiser Aluminum Corporation since October 2001. Mr. Haymaker served as Chairman of the Board and Chief Executive Officer of Kaiser Aluminum Corporation from January 1994 until January 2000, and as non-executive Chairman of the Board of Kaiser Aluminum Corporation from January 2000 through May 2001. From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of Kaiser Aluminum Corporation. Mr. Haymaker also is a director of Flowserve Corporation, a provider of valves, pumps and seals and SCP Pool Corporation, a distributor of swimming pool products. Mr. Haymaker received his Bachelor of Science degree and Master of Science degree in Industrial Management from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Southern California.

      Henry D. G. Wallace was employed by Ford Motor Company from 1971 until his retirement in 2001. Mr. Wallace’s last position with Ford was as the Group Vice President, Mazda & Asia Pacific Operations. Before serving Ford in this capacity, Mr. Wallace occupied a number of different positions, including Group Vice President and Chief Financial Officer (2000); Vice President, European Strategic Planning and Chief Financial Officer, Ford of Europe, Inc.; President and Chief Executive Officer, Mazda Motor Corporation; and President, Ford Venezuela. Mr. Wallace is a director of Diebold, Inc., a provider of ATM, security and electronic voting systems, Ambac Financial Group, Inc., a financial services company and Lear Corporation, an automotive components supplier. Mr. Wallace received a Bachelor of Arts degree in Economics from the University of Leicester.
      Richard F. Wallman was employed by Honeywell International, Inc. from 1999 until his retirement in 2003. Mr. Wallman’s last position with Honeywell was as Senior Vice President and Chief Financial Officer. From 1995 to 1999, Mr. Wallman held the same position at AlliedSignal, Inc., until its merger with Honeywell. Before joining AlliedSignal, Mr. Wallman occupied a number of different positions with IBM Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman is a director of Ariba, Inc., a software company, Avaya, Inc. a networking and telecommunications company, ExpressJet Holdings, Inc., a regional airline and Lear Corporation, an automotive components supplier. Mr. Wallman received his Bachelor of Science degree in Electrical Engineering from Vanderbilt and a Master of Business Administration from the University of Chicago.
      Biographical information for Dr. Cunningham, Ms. Siegel and Mr. Sohi is provided on page 4 in the section identifying them as nominees for election as Class II Directors.
Which of the directors have been deemed to be independent by our Board of Directors?
      Our Board of Directors has determined that each of Messrs. Berg, Cunningham, Haymaker, Sohi, Wallace and Wallman and Ms. Siegel meet the independence requirements of the Nasdaq listing standards. It is the practice of the independent members of our Board of Directors to meet on a regular basis.
How often did the Board of Directors meet during the fiscal year ending January 31, 2005?
      During the fiscal year ending January 31, 2005, the Board of Directors held nine meetings. Each of the current directors attended at least 75% of the aggregate meetings of the Board of Directors and the respective committees of the Board of Directors on which the director served that were held during the period for which the director was a director or a committee member.
      It is our policy that directors are invited and encouraged to attend our annual meetings. All of our directors attended our 2004 annual meeting.
Does the Board of Directors have a Lead Director?
      Yes. George T. Haymaker, Jr. currently serves as our Lead Director, whose duties and authority include, among others, the following:

•	Coordinate the activities of the independent directors;

•	Coordinate the agenda and preside at meetings of the independent directors;

•	Serve as a liaison between the Chief Executive Officer and the independent directors;

•	Communicate, along with the Chairman of the Compensation Committee of the Board of Directors, the results of the Board of Directors’ evaluation of the Chief Executive Officer to the Chief Executive Officer;

•	Serve as an ex officio member of each committee of the Board of Directors and serve in place of any committee members who are absent at committee meetings;

•	Participate with the Nominating and Corporate Governance Committee in the annual assessment of the Board of Directors’ performance;

•	Consult with the Chairman of the Board of Directors in the preparation of an annual Board of Directors’ Master Agenda; and

•	Consult with the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors with respect to the assignment of directors to committees of the Board of Directors.
Does the Company have a Code of Conduct?
      Yes. In January 2004 our Board of Directors adopted a code of business conduct and ethics which sets forth the standards of behavior expected of our employees, officers and directors. A copy of this code of business conduct is available at our corporate website at http://www.hayes-lemmerz.com/ investorkit/ html/ codeofethicsbusiness.html. This code of business conduct is designed to deter wrongdoing and to promote, among other things:

•	Respect for the rights of fellow employees and all third parties;

•	Fair dealing with our customers, suppliers, competitors and employees;

•	Avoidance of conflicts of interest;

•	Compliance with all applicable laws and regulations, including insider trading laws and laws prohibiting discrimination or harassment, whether based upon sex, age, race, color, religion, national origin, disability or any other characteristic;

•	Maintenance of a safe and healthy work environment;

•	The honest and accurate recording and reporting of financial and other information;

•	The protection and proper use of our assets and confidential information; and

•	The reporting of any violations of applicable laws or regulations, the code or any of our policies to our appropriate officers.
Does the Company have a Code of Ethics for Chief Executive and Senior Financial Officers?
      Yes. In January 2004 our Board of Directors adopted a code of ethics for our chief executive and senior financial officers. A copy of this code of ethics is available on our corporate website at http://www.hayes-lemmerz.com/investorkit/html/codeofethicssenior.html. Any material change to, or waiver from, this code of ethics will be disclosed on our website within five business days after such change or waiver. This code of ethics requires each of these officers to, among other things:

•	Avoid situations in which their own interests conflict, or may appear to conflict, with the interests of the Company and to promptly disclose any actual or apparent conflicts of interest to our General Counsel;

•	Work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file or submit to the SEC and in other public communications made by us; and

•	Comply with applicable laws, rules and regulations that govern the conduct of our business and report any suspected violations of the code to the Audit Committee of the Board of Directors.
How do stockholders communicate with the Board of Directors?
      The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board of Directors (or the non-management directors as a group) or any committee of the Board of Directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 15300 Centennial Drive, Northville, Michigan 48168. To communicate with any of our directors electronically, stockholders should send an email message to directors@hayes-lemmerz.com or go to our corporate website www.hayes-lemmerz.com. Under the heading “Investor Kit/ Communication with our Board” you will find an on-line form that may be used for writing an electronic message to any member (or all members) of the Board of Directors or any committee of the Board of Directors. Please follow the instructions on our website to send your message.
      All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence or e-mail is addressed.
What are the standing committees of the Board of Directors?
      The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
     Audit Committee
      The Audit Committee is responsible for providing assistance to our Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and our subsidiaries. These responsibilities include overseeing the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence; and

•	the performance of our independent auditors and our internal audit function.
      The Audit Committee is also responsible for producing an annual report required by the SEC to be included in our annual proxy statement.
      The current members of our Audit Committee are Richard F. Wallman (Chairman), Laurie Siegel and Mohsen Sohi. During the fiscal year ended January 31, 2005, the members of our Audit Committee were Richard F. Wallman (Chairman), William H. Cunningham and Mohsen Sohi. Each such person is an independent director under Nasdaq listing standards. The Audit Committee held 17 meetings during the fiscal year ending January 31, 2005.
      Our Board of Directors has determined that Mr. Wallman is qualified as an “audit committee financial expert” as that term is defined in the applicable SEC rules and in satisfaction of the applicable Nasdaq audit committee requirements.
      The Audit Committee operates under a written charter, which was attached as Exhibit A to the Proxy Statement for our annual meeting held on July 13, 2004, and which is also available on our corporate website at http://www.hayes-lemmerz.com/investorkit/html/auditcommittee.html.

Compensation Committee
      The responsibilities of the Compensation Committee include the following:

•	overseeing our compensation and benefit plans, including incentive compensation and equity-based plans;

•	evaluating the compensation provided to our directors;

•	conducting the annual evaluation by our Board of Directors of the Chief Executive Officer;

•	evaluating the performance of all other executive officers; and

•	setting the compensation level of our Chief Executive Officer and all of our other executive officers based on an evaluation of each executive’s performance in light of the goals and objectives of our executive compensation plans.
      The members of our Compensation Committee are William H. Cunningham (Chairman), Laurence M. Berg, Laurie Siegal and Henry D. G. Wallace, each of whom is an independent director under the Nasdaq listing standards. The Compensation Committee held ten meetings during the fiscal year ending January 31, 2005.
      The Compensation Committee operates under a written charter, which is available on our corporate website at http://www.hayes-lemmerz.com/investorkit/html/compensationcommittee.html.

Nominating and Corporate Governance Committee
      The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	recommending individuals qualified to serve as directors of the Company to the Board of Directors for the approval by a majority of the independent directors;

•	recommending to the Board of Directors, directors to serve on committees of the Board of Directors;

•	advising the Board of Directors with respect to matters relating to the composition, procedures and committees of the Board of Directors;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the evaluation of individual directors and the Board of Directors as a whole.
      The Current members of our Nominating and Corporate Governance Committee are Henry D. G. Wallace (Chairman), Laurence M. Berg, William H. Cunningham and Richard F. Wallman. During the fiscal year ended January 31, 2005, the members of our Nominating and Corporate Governance Committee were Henry D. G. Wallace (Chairman), Laurence M. Berg, Laurie Siegel and Richard F. Wallman. Each such person is an independent director under the Nasdaq listing standards. The Nominating and Corporate Governance Committee held three meetings during the fiscal year ending January 31, 2005.
      The Nominating and Corporate Governance Committee operates under a written charter, which is available on our corporate website at http://www.hayes-lemmerz.com/investorkit/html/nominatinggovcommittee.html.
      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To propose a candidate to be considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of our common stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors.

      The stockholder recommendation and information described above must be addressed to our Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168, and must be received by our Corporate Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If, however, we did not hold an annual meeting the previous year, or if the date of the annual meeting to which the recommendation applies has been changed by more than 30 days from the anniversary date of our most recent annual meeting of stockholders, then the recommendation and information must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.
      All director candidates recommended by the Nominating and Corporate Governance Committee must be consistent with the Board of Directors’ criteria for selecting directors. These criteria include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq listing requirement. In addition, the Nominating and Corporate Governance Committee examines, among other things, a candidate’s ability to make independent analytical inquiries, understanding of our business environment, potential conflicts of interest, independence from management and the Company, integrity and willingness to devote adequate time and effort to responsibilities associated with serving on the Board of Directors.
      The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors — for example, retirement as a senior executive of a public company — especially business experience in the automotive or other manufacturing industries. The Nominating and Corporate Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.
      Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.
Who are the current executive officers?
      The following table contains the names and ages of our current executive officers and their positions, followed by a description of their business experience during the past five years. All positions shown are with us or our subsidiaries unless otherwise indicated. All executive officers are appointed by the Board of Directors and serve at its pleasure. There are no family relationships among any of the executive officers, and there is no arrangement or understanding between any of the executive officers and any other person pursuant to which he was selected as an officer. Each individual below is a U.S. citizen and the business address of each individual is 15300 Centennial Drive, Northville, Michigan 48168.

Name	Age	Position

Curtis J. Clawson	45	President, Chief Executive Officer and Chairman of the Board
Fred Bentley	39	Vice President — President, International Wheels
Patrick C. Cauley	45	Vice President, General Counsel and Secretary
Scott T. Harrison	40	Vice President — President, Suspension Components
Larry Karenko	55	Vice President, Human Resources and Administration
Edward W. Kopkowski	43	Vice President — President, North American Wheels, Commercial Highway and Operational Excellence
Brian J. O’Loughlin	48	Vice President, Information Technology and Chief Information Officer
John A. Salvette	49	Vice President, Business Development
Daniel M. Sandberg	46	Vice President, Global Materials and Logistics; President, Automotive Brake and Powertrain Components
James A. Yost	56	Vice President, Finance and Chief Financial Officer
      Biographical information for Mr. Clawson is provided on page 6 in the section identifying him as a Class I Director.
      Fred Bentley, Vice President — President, International Wheels has held this position since he was appointed in June of 2003. Mr. Bentley joined the Company in October of 2001 as President of the Commercial Highway and Aftermarket business. He is a Six Sigma Black Belt, has a solid background of operations strategy, lean manufacturing, leadership of global businesses and business repositioning. Prior to joining the Company, he was Managing Director for Honeywell’s Holts European and South Africa automotive after-market operations. In addition, while at Honeywell, Mr. Bentley also served as Heavy Duty Filter (FRAM) General Manager and Plant Manager for operations in Greenville, Ohio and Clearfield, Utah. Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, Ohio, and a Master’s of Business Administration from the University of Phoenix. He also attended the Harvard Business School Advanced Management Program.
      Patrick C. Cauley, Vice President, General Counsel and Secretary, previously served as Assistant General Counsel. Prior to joining the Company in 1999, Mr. Cauley served as a partner at the Detroit based law firm of Bodman LLP, where he engaged in all aspects of corporate practice, including mergers and acquisitions, commercial lending and financing, tax and real estate transactions. Mr. Cauley earned his Bachelor of Science degree in Business Administration, with a major in Accounting and his Juris Doctor degree from the University of Michigan. Mr. Cauley is also a Certified Public Accountant.
      Scott T. Harrison, Vice President — President, Suspension Components, joined the Company in 2001 from Fisher Scientific, Inc. where he was most recently a Vice President and General Manager of the Lab Equipment Group. Prior to joining Fisher Scientific, Mr. Harrison held various positions of increasing responsibility at General Motor’s Delco Chassis Division, at Arvin Industries and at AlliedSignal. At AlliedSignal, Mr. Harrison directed the Six Sigma program in the Filters and Spark Plugs Strategic Business Unit and was later responsible for global spark plug (Autolite) manufacturing. Mr. Harrison has a strong record of lean implementation, productivity improvement and team building. He holds a Bachelor of Science degree in Electrical Engineering from Ohio State University and a Master’s of Science degree in Electrical Engineering from the University of Dayton, Ohio. Mr. Harrison has 13 years of experience in the automotive industry.

      Larry Karenko, Vice President, Human Resources and Administration, is responsible for worldwide Public Relations, Communication and Advertising, Philanthropy, Corporate Risk, Health, Safety and Environmental, Corporate Travel, and Fleet Administration. Mr. Karenko joined the Company in 1994 as Corporate Vice President of Human Resources and became Vice President of Human Resources and Administration after the acquisition of CMI in February 1999. Prior to joining the Company, Mr. Karenko held the lead human resources position in the Powertrain Products Group and the Chassis Products Group at Federal Mogul, Inc., where he worked from 1979 to 1994. Before that, Mr. Karenko served as an employment representative and a wage and salary analyst at Newport News Shipbuilding and, also, personnel manager for Kal-Equipment Corporation in Otsego, Michigan, a manufacturer of automotive test equipment. Mr. Karenko received a Bachelor of Science degree in Labor and Industrial Relations from Michigan State University.
      Edward W. Kopkowski, Vice President — President, North American Wheel, Commercial Highway and Operational Excellence, joined the Company in 2002 as Vice President, Operational Excellence, was appointed President, Commercial Highway and Aftermarket Services in April 2003 and to his current position in October 2004. He served immediately prior to joining the Company as Founder and President of Kopko Associates, Ltd., a consulting firm offering corporate clients guidance in the deployment and use of world class operational improvement methods. Prior to that time, he was Vice President of Modular Products and Operating Excellence at Pilkington PLC (formerly Libbey-Owens-Ford) in Toledo, Ohio. Additionally, Mr. Kopkowski was Plant Manager at Bosch Braking Systems machining and assembly plant in Ashland, Ohio. Before that, he successfully served in a variety of management roles in operations and engineering at AlliedSignal Braking Systems and, earlier in his career, Bendix Automotive Brake Systems, in both South Bend, Indiana and St. Joseph, Michigan. Mr. Kopkowski received his Bachelor of Science in Mechanical Engineering from Purdue University, and his Master’s of Arts degree in Management from Nazareth College in Kalamazoo, Michigan. He is also a licensed Professional Engineer in the State of Michigan and an ASQ Certified Quality Engineer.
      Brian J. O’Loughlin, Vice President, Information Technology and Chief Information Officer, joined the Company in 2002 from Revlon, Inc., where he served as Chief Information Officer. In this position, Mr. O’Loughlin was responsible for building Revlon’s global Information Technology (“IT”) function comprising 240 professionals across 18 countries. He oversaw a major IT reorganization that introduced a centralized infrastructure based on technical standards, reliable architecture, and high levels of customer support. While serving as Chief Information Officer at Revlon, Mr. O’Loughlin created a unified support structure for a diverse IT environment. In earlier positions at Revlon, Mr. O’Loughlin worked as a Vice President of Applications Development, Director of Systems & Programming and a Project Manager. Prior to Revlon, he spent four years in the industry as a consultant. Mr. O’Loughlin has also held information systems management positions with Congoleum Corporation and A.M. International. Mr. O’Loughlin holds a Bachelor of Science degree in Business Administration from Ramapo College in New Jersey.
      John A. Salvette, Vice President, Business Development, is responsible for the Equipment and Engineering Division and is in charge of directing the Company’s corporate strategy. After serving in various financial positions with Rockwell International’s Automotive Operations in Winchester, Kentucky and serving as Vice President and Chief Financial Officer of Stahl Manufacturing, an automotive supplier in Redford, Michigan, Mr. Salvette joined Kelsey-Hayes in 1990 as Controller for the North American Aluminum Wheel Business Unit. From May 1993 to January 1995, Mr. Salvette served as Director of Investor Relations and Business Planning and, from February 1995 to June 1997, as Corporate Treasurer to the Company. From July 1997 to January 1999, Mr. Salvette was Group Vice President of Finance of Hayes Lemmerz Europe. Following the acquisition of CMI International in February 1999, Mr. Salvette was appointed Vice President of Finance, Cast Components Group. Mr. Salvette received a Bachelor of Arts degree in Economics from the University of Michigan in 1977 and a Master of Business Administration from the University of Chicago in 1979.
      Daniel M. Sandberg, Vice President, Global Materials and Logistics; President, Automotive Brake and Powertrain Components, was appointed President of Automotive Brakes in February 1999 and Powertrain Components in October 2001 and Vice President, Global Materials and Logistics on June 1, 2005. Mr. Sandberg joined the Company in April 1994 as Vice President, General Counsel and Secretary. From 1996 to 1999, he served as Vice President of International Operations, General Counsel and Secretary. At the

time, in addition to the Company’s legal function, he was responsible for coordinating non-big 3 customer sales activity internationally and developing a divestiture and/or acquisition strategy for all of the Company’s minority owned joint ventures. He received his Bachelor of Arts degree in Economics and his Juris Doctor degree from the University of Michigan. Mr. Sandberg has 11 years of experience in the automotive industry.
      James A. Yost, Vice President, Finance and Chief Financial Officer, joined the Company in 2002, after retiring from Ford Motor Company in 2001 where he most recently served as Vice President of Corporate Strategy. He also held positions as Vice President and Chief Information Officer, Executive Director of Corporate Finance, General Auditor and Executive Director of Finance Process and Systems Development, Finance Director of Ford Europe and Controller of Autolatina (South America) during his 27-year career. Mr. Yost graduated with a Bachelor of Engineering Science degree in Computer Science from the Johns Hopkins University in Baltimore, Maryland. He also received a Masters of Business Administration in Finance from the University of Chicago.
      On December 5, 2001, our predecessor company, Hayes Lemmerz International, Inc., 30 of our wholly owned domestic subsidiaries and one of our wholly owned Mexican subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court in the District of Delaware. Each of the executives named above other than Edward W. Kopkowski, Brian J. O’Loughlin and James A. Yost was an officer of some or all these entities at the time of these filings. Pursuant to our plan of reorganization, we emerged from bankruptcy on June 3, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
How many shares of common stock do our directors, executive officers, and largest stockholders own?
      Based on the most recent information made available to us, the following table sets forth certain information regarding the ownership of our common stock as of May 30, 2005 by: (a) each director and nominee for director named in “Proposal 1 — Election of Directors”; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all of our executive officers and directors as a group; and (d) each person, or group of affiliated persons, known to us to be beneficial owners of 5% or more of our common stock as of such date. A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, and subject to community property laws where applicable, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

	Amount and Nature of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class

5% Stockholders:
AP Wheels, LLC(3)	3,467,838	9.1%
Atticus Capital, L.L.C.(4)	3,056,785	8.1%
Perry Corp.(5)	2,551,238	6.7%
Deutsche Bank AG(6)	2,250,800	5.9%
Amalgamated Gadget, L.P.(7)	2,249,377	5.9%
Credit Suisse First Boston(8)	2,078,493	5.5%
Named Executive Officers and Directors:
Curtis J. Clawson	355,925	*
James A. Yost	62,295	*
Scott T. Harrison	36,231	*
Fred Bentley	34,537	*
Michael J. Edie	33,879	*
James L. Stegemiller	47,833	*
Laurence M. Berg(9)	18,182	*
William H. Cunningham	38,182	*
George T. Haymaker, Jr.	28,182	*
Laurie Siegel	8,912	*
Mohsen Sohi	19,058	*
Henry D. G. Wallace	25,682	*
Richard F. Wallman	18,182	*
All current directors and executive officers as a group (17 persons)	825,998	2.2%

*	Less than one percent (1%).

(1)	Unless otherwise indicated, the address of each person named in the table is Hayes Lemmerz International, Inc., 15300 Centennial Drive, Northville, Michigan 48168. This table is based upon the Company’s books and records, information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Applicable percentages are based on 37,869,556 outstanding shares on May 30, 2005, adjusted as required by rules promulgated by the SEC.

(2)	The following table indicates those individuals named in the table above whose total number of beneficially owned shares include shares of restricted stock, restricted stock units or shares subject to options that are either currently vested or exercisable or upon which all restrictions have lapsed or will become vested or exercisable or all such restrictions will lapse within 60 days of May 30, 2005:

		Shares Subject
	Shares Subject	to Restrictions
Name	to Options	Which Will Lapse

Curtis J. Clawson	205,911	47,207
James A. Yost	39,273	6,511
Scott T. Harrison	28,910	7,321
Fred Bentley	27,273	7,264
Michael J. Edie	27,818	6,061
James L. Stegemiller	31,091	9,993
Laurence M. Berg	10,909	2,424
William H. Cunningham	10,909	2,424
George T. Haymaker	10,909	2,424
Laurie Siegel	5,347	—
Mohsen Sohi	5,435	—
Henry D. G. Wallace	10,909	2,424
Richard F. Wallman	10,909	2,424
All current directors and executive officers as a group (17 persons)	529,734	95,724

(3)	Information reflected in this table and the notes thereto with respect to AP Wheels, LLC is based on the Schedule 13D/ A, dated July 1, 2004, filed by AP Wheels, LLC on July 5, 2004, except that the number of shares issuable upon conversion of preferred stock of HLI Operating Company, Inc. was calculated by the Company based on the holdings of such preferred stock reported on such Schedule 13D/ A. The number of shares beneficially owned by AP Wheels, LLC includes 90,363 shares issuable upon conversion within 60 days of May 30, 2005 of the 17,823 shares of preferred stock of HLI Operating Company, Inc., an indirect subsidiary of Hayes Lemmerz International, Inc. reported as held by AP Wheels, LLC and 30,492 shares issuable upon exercise of Series A Warrants held by AP Wheels, LLC that are currently exercisable or are exercisable within 60 days of May 30, 2005. The members of AP Wheels, LLC are Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P. and Apollo German Partners V GmbH & Co. KG. Apollo Management V, L.P. serves as the day-to-day manager of AP Wheels, LLC and its members. Apollo Advisors V, L.P. is the general partner of each of the members of AP Wheels, LLC. AIF V Management, Inc. is the general partner of Apollo Management V, L.P. Apollo Capital Management V, Inc. is the general partner of Apollo Advisors V, L.P. Messrs. Leon Black and John Hannan, are the executive officers and directors of AIF V Management, Inc. and Apollo Capital Management V, Inc. The address of AP Wheels, LLC and each of the other Apollo entities identified in the foregoing is Two Manhattanville Road, Purchase, NY 10577. The address of Messrs. Black and Hannan is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019. The Apollo entities identified in the foregoing, other than AP Wheels, LLC, and Messrs. Leon Black and John Hannan, each disclaim beneficial ownership of the shares beneficially owned by AP Wheels, LLC.

(4)	Information reflected in this table and the notes thereto with respect to Atticus Capital, L.L.C. is based on the Schedule 13G/ A, dated December 31, 2004, filed by Atticus Capital, L.L.C. on February 14, 2005. The amount set forth consists of shares with respect to which Atticus Capital, L.L.C. has sole voting power and sole dispositive power and with respect to which Timothy R. Barakett has shared voting power and shared dispositive power. Mr. Barakett is the Managing Member of Atticus Capital L.L.C. Atticus Capital and Mr. Barakett each disclaim beneficial ownership of such shares. The address of Atticus Capital and Mr. Barakett is 152 West 57th Street, 45th Floor, New York, NY 10019.

(5)	Information reflected in this table and the notes thereto with respect to Perry Corp. is based on the Schedule 13G, dated December 31, 2004, filed by Perry Corp. on February 8, 2005. The amount set forth consists of shares with respect to which Perry Corp. has sole voting power and sole dispositive power and with respect to which Richard C. Perry may be deemed to have sole voting power and sole dispositive power. Mr. Perry is the President and sole stockholder of Perry Corp. Mr. Perry disclaims any beneficial ownership interest of such shares held by any funds for which Perry Corp. acts as the general partner and/or investment advisor, except for that portion of such shares that relates to his economic interest in such shares. The address of Perry Corp. and Mr. Perry is 599 Lexington Avenue, New York, NY 10022.

(6)	Information reflected in this table and the notes thereto with respect to Deutsche Bank AG is based on the Schedule 13G/ A, dated December 31, 2004, filed by Deutsche Bank AG on February 9, 2005. The amount set forth consists of 2,239,820 shares with respect to which Deutsche Bank AG, London Branch has sole voting power and sole dispositive power and 10,980 shares with respect to which Deutsche Bank Alternative Trading, Inc. has sole voting power and sole dispositive power. The address of Deutsche Bank AG is Taununsanlage 12, D-60325, Franfurt am Main, Germany.

(7)	Information reflected in this table and the notes thereto with respect to Amalgamated Gadget, L.P. is based on the Schedule 13G/A, dated December 31, 2004, filed by Amalgamated Gadget, L.P. on February 11, 2005, except that number of shares issuable upon conversion of preferred stock of HLI Operating Company, Inc. was calculated by the Company based on the holdings of such preferred stock reported on such Schedule 13G/A. The amount set forth consists of shares with respect to which Amalgamated Gadget, L.P., Scepter Holdings, Inc, and Geoffrey Raynor have sole voting power and sole dispositive power. The number of shares reported as beneficially owned by Amalgamated Gadget, L.P. includes 50,375 shares issuable upon conversion within 60 days of May 30, 2005 of the 9,936 shares of preferred stock of HLI Operating Company, Inc. reported as held by Amalgamated Gadget. Scepter Holdings, Inc. is the general partner of Amalgamated Gadget, L.P. and Mr. Raynor is the President and sole shareholder of Scepter Holdings, Inc. The address of Amalgamated Gadget, L.P. is 301 Commerce Street, Suite 2975, Fort Worth, Texas 76012.

(8)	Information reflected in this table and the notes thereto with respect to Credit Suisse First Boston is based on the Schedule 13G, dated December 31, 2004, filed by Credit Suisse First Boston on February 14, 2005. The amount set forth consists of shares with respect to which Credit Suisse First Boston has shared voting power and shared dispositive power. The address of Credit Suisse First Boston is Uetlibergstrasse 231, P.O. box 900, CH 8070 Zurich, Switzerland.

(9)	Mr. Berg is a Senior Partner of Apollo Management, L.P. and of Apollo Advisors, L.P., the general partner of each of the members of Apollo Management, L.P. Mr. Berg disclaims beneficial ownership of any shares beneficially owned by AP Wheels, LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.
EXECUTIVE COMPENSATION
How are our top executives compensated?
Compensation of Named Executive Officers
      The following tables set forth information regarding the compensation with respect to fiscal 2004 of our Chief Executive Officer and our four other most highly compensated officers as of January 31, 2005 (our “Named Executive Officers”) plus one former officer for whom disclosure is required under SEC rules. The following summary compensation table sets forth certain information concerning compensation for services in all capacities awarded to, earned by or paid to our Named Executive Officers for fiscal 2004, 2003 and 2002.
Summary Compensation Table

						Long Term Compensation
						Awards

	Annual Compensation						Number of
						Restricted	Securities
Name and				Other Annual		Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)		Award(s)(3)	Option/SARs (#)	Payouts(4)	Compensation(5)

Curtis J. Clawson	2004	$795,459	$746,767	$—		—	—	$—	$197,518
President, Chief	2003	777,025	1,813,615	—		$5,165,468	411,822	3,493,333	714,992
Executive Officer and	2002	755,004	1,374,030	84,696	(6)	—	—	—	156,382
Chairman of the Board
James A. Yost(7)	2004	381,150	171,138	—		—	—	—	71,223
Vice President,	2003	370,500	426,431	—		915,404	78,546	481,813	143,618
Finance and Chief	2002	196,365	218,053	—		—	—	—	17,615
Financial Officer
Scott Harrison	2004	280,577	195,366	—		—	—	—	53,704
Vice President —	2003	272,736	334,632	—		744,646	57,820	541,739	135,082
President, Suspension	2002	265,008	280,750	89,981	(8)	—	—	—	40,438
Components
Fred Bentley	2004	222,476	226,847	335,220	(9)	—	—	—	55,874
Vice President—	2003	190,279	298,769	348,683	(9)	712,474	54,546	490,496	109,813
President,	2002	200,004	197,202	—		—	—	—	27,172
International Wheels
Michael J. Edie(10)	2004	269,981	202,412	—		—	—	—	74,816
Vice President, Materials	2003	262,437	463,898	—		688,982	55,637	448,493	120,126
and Logistics (Resigned)	2002	255,000	298,098	61,620	(11)	—	—	—	32,952
James L. Stegemiller(12)	2004	227,141	185,486	—		—	—	—	352,589	(13)
Vice President —	2003	289,987	333,137	—		860,174	62,182	739,509	153,614
President, North	2002	285,000	368,515	—		—	—	—	34,912
American Wheels (Retired)

(1)	The bonus amounts set forth in this column include special retention bonuses, performance bonuses and retention bonuses, as set forth in the following table. Special retention bonuses were paid in 2001, when the Named Executive Officers were hired. If the employment of a Named Executive Officer receiving a special retention bonus is terminated by the Company for cause or by the officer without good reason within three years from the date of his employment, the officer is required to repay to the Company a pro rata portion of the after-tax amount of the special retention bonus. This column reflects the amount of the special retention bonus that is no longer subject to forfeiture The retention bonuses paid in 2003 were paid pursuant to our Critical Employee Retention Plan (which was approved by the Bankruptcy

Court as part of our plan of reorganization) and were earned, subject to continued employment, upon our emergence from Chapter 11, which occurred on June 3, 2003.

		Special
Name	Year	Retention Bonus	Performance Bonus	Retention Bonus

Curtis J. Clawson	2004	$110,584	$636,183	$—
	2003	223,000	732,083	858,532
	2002	223,000	832,527	318,503
James A. Yost	2004	—	171,138	—
	2003	—	209,442	216,989
	2002	—	129,013	89,040
Scott Harrison	2004	79,145	116,221	—
	2003	109,838	77,089	147,705
	2002	109,838	164,609	6,303
Fred Bentley	2004	109,195	117,652	—
	2003	131,040	123,387	44,342
	2002	131,040	66,162	—
Michael J. Edie	2004	89,937	112,475	—
	2003	109,788	231,640	122,470
	2002	109,788	168,710	19,600
James L. Stegemiller	2004	129,164	56,322	—
	2003	184,176	81,964	66,997
	2002	184,176	184,339	—

(2)	SEC rules do not require the reporting of perquisites and other personal benefits to the extent that the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(3)	The amounts in this column are based on the value of the restricted shares or restricted share units on the date of grant and represent both shares of restricted stock which vested with respect to 50% of the respective grants on June 3, 2004 and which will vest with respect to the other 50% on June 3, 2005 and restricted stock units, one third of which vest on July 28, 2006 and the remainder of which vest on July 28, 2007 (in each case generally subject to continued employment). The aggregate value of the restricted stock and restricted stock units held by our named executive officers as of January 31, 2005 (based on a closing price of $8.02 per share) and the portion of each executive’s holdings which consist of restricted stock and restricted stock units (excluding the shares that vested on June 3, 2004) is set forth in the following table:

	Value of	Shares of	Restricted
Name	Restricted Stock	Restricted Stock	Stock Units

Curtis J. Clawson	$2,580,475	47,207	274,548
James A. Yost	472,178	6,511	52,364
Scott Harrison	367,861	7,321	38,547
Fred Bentley	349,897	7,264	36,364
Michael J. Edie	346,079	6,061	37,091
James L. Stegemiller	412,613	9,993	41,455

If declared by the Company, dividends would be paid on shares of restricted stock but would not be paid on restricted stock units. However, the Compensation Committee may in its discretion determine that cash, common stock or other property equal in value to the amount of any dividends on common stock will be paid with respect to any restricted stock units. No such determination has been made to date.

(4)	Amounts in this column represent payments made pursuant to our restructuring performance bonus program. The Restructuring Performance Bonus was approved by the Bankruptcy Court on May 30, 2002 and was designed to provide incentives to a limited group of the most senior critical employees for increasing the enterprise value of the organization above an established baseline.

(5)	Except as set forth in footnote 14, amounts set forth in this column represent Company contributions made to the executive’s account under the Company’s qualified and nonqualified defined contribution pension plans.

(6)	Includes, among other perquisites, $66,921 of relocation costs paid or reimbursed by the Company.

(7)	Mr. Yost was hired on July 15, 2002.

(8)	Includes, among other perquisites, $72,587 of relocation costs paid or reimbursed by the Company.

(9)	For 2004 includes, among other perquisites, $232,649 in tax equalization payments for 2004. For 2003 includes, among other perquisites, a cash payment of $122,438 to cover certain costs related to Mr. Bentley’s relocation to and living expenses in Königswinter, Germany and $143,618 in tax equalization payments. Certain amounts in this column were paid in euros and have been converted into dollars at an exchange rate of $1.25 to €1.00.

(10)	Mr. Edie has resigned as Vice President, Materials and Logistics effective June 1, 2005, but will remain employed with the Company in a non-executive capacity through June 15, 2005.

(11)	Includes, among other perquisites, $18,496 of long term disability insurance premiums and $40,896 of relocation costs paid or reimbursed by the Company.

(12)	Mr. Stegemiller retired from his position as Vice President — President, North American Wheels on October 14, 2004. He has remained employed with the Company in a non-executive capacity.

(13)	Includes $299,429 paid in connection with Mr. Stegemiller’s retirement from his position as Vice President — President, North American Wheels, in addition to the amounts described in footnote 5.
Stock Options and Stock Appreciation Rights
      No stock options or stock appreciation rights were granted to any of our Named Executive Officers during the last fiscal year. None of our Named Executive Officers exercised any options or stock appreciation rights during the last fiscal year and at the end of the last fiscal year none of our Named Executive Officers had any in-the-money options or stock appreciation rights based on the closing price of our shares on January 31, 2005 of $8.02. The following table sets forth the number of shares of our common stock underlying unexercised options at the end of the last fiscal year.

	Number of Securities
	Underlying Unexercised
	Options/SARs at FY-End
	(#)

Name	Exercisable	Unexercisable

Curtis J. Clawson	102,955	308,867
James A. Yost	19,636	58,910
Scott Harrison	14,455	43,365
Fred Bentley	13,636	40,910
Michael J. Edie	13,909	41,728
James L. Stegemiller	15,545	46,637

Equity Compensation Plan Information
      The following table sets forth certain information regarding our equity compensation plans as of January 31, 2005:

	Number of securities				Number of securities
	to be issued upon		Weighted-average		remaining available for
	exercise of		exercise price of		future issuance under
	outstanding options,		outstanding options,		equity compensation plans
	warrants and		warrants and rights		(excluding securities
Plan category	rights(a)		(b)		reflected in column (a))(c)

Equity compensation plans approved by security holders(1)	3,127,639	(2)	$13.91	(3)	677,857	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	3,127,639		13.91		677,857

(1)	Includes Critical Employee Retention Plan and Long Term Incentive Plan.

(2)	Consists of 1,837,924 options and 1,289,715 shares of restricted stock and restricted stock units.

(3)	Weighted average exercise price includes 1,857,924 options and excludes 1,289,715 shares of restricted stock and restricted stock units, which do not have an exercise price.

(4)	Includes only Long Term Incentive Plan. No securities remain available for future issuance under the Critical Employee Retention Plan.
Other Compensation and Benefits
      Our Named Executive Officers receive medical, group life insurance and other benefits (including matching contributions under our 401(k) Plan) that are available generally to all of our salaried employees. Our Named Executive Officers participate in our salaried employees retirement plans, which are qualified under Section 401(a) of the Code, and receive certain other perquisites. Our Named Executive Officers also participate in our supplemental employee retirement plan (which is not qualified under Section 401(a) of the Code).
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
      We entered into separate employment agreements with Messrs. Clawson, Yost, Harrison, Bentley and Edie in connection with their appointment as officers. Each employment agreement is for a continuous term of two years, extending one additional day for each day that the Named Executive Officer is employed by us. The annual salaries for Messrs. Clawson, Yost, Harrison and Bentley are currently $799,245, $385,560, $283,823 and $227,586, respectively, to be reviewed annually, and may be increased, but not decreased, by the Compensation Committee of our Board of Directors. Mr. Stegemiller retired from his position as Vice President — President, North American Wheels on October 14, 2004, although he remains employed by the Company in a non-executive capacity. At that time his existing employment agreement was terminated and a new agreement was entered into with respect to his new role at the Company. Mr. Edie resigned as Vice President, Materials and Logistics effective June 1, 2005. Our Named Executive Officers are entitled to be reimbursed for their reasonable out-of-pocket expenses, participate in our benefit plans and receive customary perquisites. Mr. Clawson’s employment agreement provides that he will be nominated to serve on our board of directors. In connection with his relocation to Königswinter, Germany, Mr. Bentley receives Company-paid housing, tax equalization payments and certain other benefits.
      Upon a change of control (as defined in the employment agreements), each Named Executive Officer is entitled to an immediate payment of all earned but unpaid compensation and a pro rata bonus payment for the current fiscal year under any bonus plan for which he is then eligible.
      The employment agreements provide that each Named Executive Officer whose employment with us is terminated during the term of the employment agreements (i) by us without cause, or (ii) by the Named

Executive Officer with good reason, is entitled to receive: (a) earned but unpaid compensation, less any payment previously made in respect of such amount; (b) the product of the individual’s base salary, his bonus percentage and the fraction of the current fiscal year expired at the time of such termination, less any payments previously made in respect of such amounts; and (c) one year’s base salary (two years’ salary and bonus, at 60% of base salary, in the case of Mr. Clawson). The employment agreements also provide that our Named Executive Officers are entitled to have us: (i) continue for up to one year (two years, in the case of Mr. Clawson) all welfare benefit programs, such as medical and life, provided by us and our affiliated companies; (ii) pay or provide any other amounts incurred prior to the date of termination, or benefits required or permitted under any of our programs or agreements; (iii) provide key executive level outplacement services; and (iv) transfer title to vehicles used by the Named Executive Officers.
      In addition, the employment agreements provide that each Named Executive Officer whose employment with us is terminated on or following a change in control and during the term of the employment agreements, other than: (i) by us for cause; (ii) by reason of death or disability; or (iii) by the Named Executive Officer without good reason, is entitled to receive: (a) earned but unpaid compensation, less any payment previously made in respect of such amount; (b) the product of the individual’s base salary, his bonus percentage and the fraction of the current fiscal year expired at the time of such termination, less any payments previously made in respect of such amounts upon such change of control; (c) two times the sum of (x) the individual’s base salary and (y) the product of his base salary and his bonus percentage (60% bonus percentage, in the case of Mr. Clawson); and (d) $100,000 (except in the case of Mr. Clawson). The employment agreements also provide that the Named Executive Officers are entitled to have us: (i) continue for up to two years all welfare benefit programs, such as medical and life, provided by us and our affiliated companies; (ii) pay or provide any other amounts incurred prior to the date of termination, or benefits required or permitted under any of our programs or agreements; (iii) provide key executive level outplacement services; and (iv) pay the Named Executive Officers’ legal expenses relating to a dispute under the employment agreements.
      The employment agreements also contain provisions regarding termination of employment upon disability, death, and other certain circumstances. In addition, if any payments or benefits paid to our Named Executive Officers under the employment agreements or any other plan, arrangement or agreement with us are subject to the federal excise tax on excess parachute payments or any similar state or local tax, or any interest or penalties are incurred with respect thereto, we will pay to the Named Executive Officer an additional amount so that the net amount retained by the Named Executive Officer after deduction or payment of those taxes will be as if no such tax, interest or penalty was imposed.
Director Compensation
      Each of our non-employee directors receives an annual cash retainer of $40,000 as compensation for his or her service as a director. The annual cash retainer of the lead director, currently Mr. Haymaker, is $80,000. Our non-employee directors receive additional cash compensation for their service on committees of the Board of Directors in the annual amount of $5,000 for members of the Compensation Committee and the Nominating and Corporate Governance Committee and $10,000 for members of the Audit Committee. The chairperson of each committee receives twice the standard amount per committee chaired, in lieu of the standard amount. The chairperson of an additional special committee received a one-time payment of $10,000 during 2004. Further, all non-employee directors receive an additional $1,000 per Board of Directors meeting and committee meeting that he or she attends. In addition, if any of our non-employee directors is asked to perform services for the Company in his or her capacity as a director, such director will be paid $5,000 per day for such services. To date, no such services have been requested by the Company.
      Each of our non-employee directors is eligible to receive grants of restricted stock units and options to purchase shares of our common stock under our Long Term Incentive Plan. The stock options and restricted stock units granted to our non-employee directors vest one-third on the date of grant, one-third after one year and one-third after two years. During the 2004 fiscal year, Ms. Siegel received grants of 5,347 options and 8,021 restricted stock units and Mr. Sohi received grants of 5,435 options and 8,152 restricted stock units. Messrs. Berg, Cunningham, Haymaker, Wallace and Wallman did not receive any grants of options or restricted stock units during fiscal 2004.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION(1)
      Our executive compensation program presently is administered by the four-member Compensation Committee of the Board of Directors set forth below. None of these Compensation Committee members are employed by us, and each is an independent director under the Nasdaq listing standards.
Executive Compensation Policies
      The objectives of our executive compensation policies are to attract, retain and reward executive officers who contribute to our success, to align the financial interests of executive officers with our performance, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve our business objectives and to reward individual performance. Our executive compensation package consists of three components: base salary and related benefits; short term incentive program; and long term incentive program in the form of stock options and awards of restricted stock units, which units, at our option, are convertible into cash or shares of common stock on the date of conversion.
      The first component of our executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his responsibilities and performance. The second component of our executive compensation package is a bonus program. Generally, the Compensation Committee, together with our management, establishes objectives at the beginning of the year. At the end of each year, the Compensation Committee reviews management’s and the Company’s achievement against those objectives and recommends a bonus based on the achievement of those objectives. The third component of our executive compensation package is long-term incentives in the form of stock options and awards of restricted stock units, which we believe are important as an incentive tool designed to more closely align the interests of our executive officers with the long-term interests of our stockholders and to encourage our executive officers to remain with the Company.
      Our stock option plans have been established to provide certain of our employees with an opportunity to share, along with our stockholders, in our long-term performance. The Long Term Incentive Plan provides for the grant of incentive stock options, stock options that do not qualify as incentive stock options, restricted shares of common stock, and restricted stock units (collectively, “awards”). The number of shares of our common stock reserved for awards under the Long Term Incentive Plan is 3,734,554 (subject to adjustment in certain circumstances). Any officers, directors and key employees of Hayes and its subsidiaries are eligible to be designated a participant in the Long Term Incentive Plan.
Section 162(m) Policy
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Awards granted under our Long Term Incentive Plan are intended to constitute qualified performance-based compensation eligible for such exceptions, and we will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. The Compensation Committee will, in general, seek to qualify compensation paid to our executive officers for deductibility under Section 162(m), although the Compensation Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Compensation Committee’s judgment, it is in the Company’s best interest to do so.

1	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Chief Executive Officer Compensation
      The Compensation Committee determines the compensation level of Curtis J. Clawson, our President, Chief Executive Officer and Chairman of the Board. Such compensation is set by the Compensation Committee with due regard to industry practice, competitive salary information, executive performance and current market conditions. In addition, Mr. Clawson participates in the same executive compensation programs available to other of our executive officers.
      Effective September 1, 2004, the amount of Mr. Clawson’s base salary was increased from $792,754 set in 2003, to $799,245, based on our 2004 results and his individual performance with respect to meeting previously established performance objectives.
      In addition to his base salary, Mr. Clawson is eligible to receive an annual cash bonus in connection with our Short Term Incentive Plan. In 2004, payments of bonuses under this plan were linked to our Adjusted EBITDA, operating cash flows and achievement of individual goals and objectives. Based on these measures, in fiscal 2004 Mr. Clawson was paid a cash bonus of $636,183.
      The Compensation Committee has determined that for fiscal 2005, bonuses under the Short Term Incentive Plan will be linked to Adjusted EBIT rather than Adjusted EBITDA. The Compensation Committee believes that this measure more accurately reflects the performance of the Company and each business unit by taking into account the costs of the capital assets used in the business.

Compensation Committee

William H. Cunningham (Chairman)
Laurence M. Berg
Laurie Siegel
Henry D. G. Wallace
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee during fiscal 2004 were William H. Cunningham (Chairman), Laurence M. Berg, Laurie Siegel and Henry D. G. Wallace. None of the members of the Compensation Committee during fiscal 2004: (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions, except as set forth in Certain Relationships and Related Transactions on page 27 with respect to Mr. Berg.
REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS(1)
      The Audit Committee is comprised of three outside directors, all of whom are independent under Rule 4200(a)(14) of the Nasdaq listing standards.
      The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ending January 31, 2005 with management and with our independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.

1	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor’s independence.
      Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2005 be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2005 for filing with the SEC.

Audit Committee

Richard Wallman (Chairman)
Laurie Siegel
Mohsen Sohi
AUDIT FEES AND PRE-APPROVAL POLICIES
      The following table presents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2004 and fiscal 2003 and fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for fiscal 2004 and fiscal 2003.

	2004	2003

Audit Fees	$3,909,000	$3,208,000
Audit-Related Fees(1)	67,000	154,000
Tax Fees(2)	210,000	608,000
All Other Fees	1,000	—

Total	$4,187,000	$3,970,000

(1)	Aggregate fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, which have not been included in “Audit Fees.” These services primarily include accounting and financial reporting consultations, due diligence and the audit of employee benefit plans.

(2)	Aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning, including preparation of tax forms and consulting for domestic and foreign taxes.
      The Audit Committee reviews, and in its sole discretion pre-approves, our independent auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the independent auditors. Accordingly, all services described under “Audit Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our Audit Committee. The Audit Committee may not engage the independent auditors to perform the non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and authority delegated in such manner must be reported at the next scheduled meeting of the Audit Committee.

PERFORMANCE MEASUREMENT COMPARISON1
      The following graph shows the change in our cumulative total stockholder return for the period from June 10, 2003, the date upon which market data for shares of our common stock became available following our emergence from bankruptcy on June 3, 2003, through the end of our fiscal year ending January 31, 2005, based upon the market price of our common stock, compared with the cumulative total return on the Nasdaq National Market and publicly traded peer group companies in the automotive industry. The graph assumes a total initial investment of $100 as of June 10, 2003, and shows a “Total Return” that assumes reinvestment of dividends, if any, and is based on market capitalization at the beginning of each period. The performance on the following graph is not necessarily indicative of future stock price performance.
Peer Group:

•	Amcast Industrial Corp.

•	American Axle & Manufacturing Holdings, Inc.

•	ArvinMeritor, Inc.

•	Dana Corp.

•	INTERMET Corp.

•	Superior Industries International, Inc.

•	Tenneco Automotive, Inc.

•	Tower Automotive, Inc.

•	Wescast Industries Inc.

[1]	The material in this performance measurement comparison is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Board of Directors. Under our plan of reorganization, upon our emergence from bankruptcy, holders of certain claims received distributions of shares of our common stock. The lenders under our Third Amended and Restated Credit Agreement, dated as of February 3, 1999 (the “Prepetition Credit Agreement”) collectively received approximately 53% of our common stock upon our emergence from bankruptcy, and the former holders of our 11.875% senior notes due 2006 collectively received an aggregate of approximately 45% of our common stock upon our emergence from bankruptcy (including approximately 18.1% received by AP Wheels, LLC and approximately 9.5% received by Amalgamated Gadget). Each of AP Wheels, LLC, the administrative agent under our Prepetition Credit Agreement, the ad hoc committee of lenders under the Prepetition Credit Agreement and the former holders of our 11.875% senior notes due 2006 designated members of our initial board of directors. Other than Mr. Clawson, who was appointed in September 2001, Ms. Siegel, who was appointed in April 2004 and Mr. Sohi, who was appointed in May 2004, all of our board members were newly appointed members upon our emergence from bankruptcy.
      Pursuant to our plan of reorganization, two members of our board of directors, Mr. Berg and former director Steve Martinez, were selected by AP Wheels, LLC, and one member, Mr. Haymaker, was selected by the mutual agreement of AP Wheels, LLC, our Prepetition Agent and the ad hoc committee of lenders under the Prepetition Credit Agreement. AP Wheels, LLC’s selections were made with the advice and participation of the former holders of our former 11.875% senior notes due 2006 that expressed an interest to AP Wheels, LLC in participating in the selection process based upon their respective holdings of such notes and the number of shares of our common stock they received under our plan of reorganization.
      AP Wheels, LLC Registration Rights. In connection with our February 2004 primary offering of approximately 7.7 million shares of common stock, including approximately 1.3 million shares to cover over-allotments, and a secondary offering of 2.0 million shares of our common stock by a selling stockholder, AP Wheels, LLC, we entered into a registration agreement with AP Wheels, LLC that provided for, among other things, certain registration rights to which AP Wheels, LLC was entitled, lock-up agreements entered into by members of our Board of Directors, certain of our executive officers and AP Wheels, LLC, the sharing of expenses relating to the offering, and the resignation of one of Messrs. Berg or Martinez from our Board of Directors. Pursuant to the registration rights agreement, AP Wheels, LLC was responsible for a portion of the actual costs, fees and expenses of the independent certified public accountants and our counsel and a portion of all other expenses that we incurred, directly in connection with the offering, other than the fees and expenses of the financial advisor retained by a special committee of our Board of Directors in connection with the offering, the registration and filing fees, printing and copying fees and travel expenses for our personnel. Pursuant to the registration rights agreement, Mr. Martinez resigned from our Board of Directors upon the closing of the offering.
      In connection with our February 2004 offering, we also granted AP Wheels, LLC certain additional registration rights with respect to shares of our common stock owned by AP Wheels, LLC. Specifically, AP Wheels, LLC will be entitled to two demand registrations, each of which will require us to register under the Securities Act at least one million shares of our common stock owned by AP Wheels, LLC. One of these demands may be a demand for a “shelf registration” under the Securities Act. On March 24, 2005, AP Wheels, LLC exercised its demand rights for a “shelf registration” under the Securities Act. Pursuant to this demand, on May 6, 2005 we filed a registration statement on Form S-3 with U.S. Securities and Exchange Commission with respect to 3,470,372 shares of common stock held by AP Wheels, LLC or issuable upon the exercise of our Series A Warrants or conversion of Series A Preferred Stock of our subsidiary, HLI Operating Company, Inc., held by AP Wheels, LLC. On May 19, 2003 we amended the registration statement to change the number of shares being registered to 3,469,567. Pursuant to the terms of the registration rights agreement, we are required to keep the registration open for 180 days following the date on which the registration statement becomes effective. The registration statement became effective on May 20, 2005.
      In addition, AP Wheels, LLC will be entitled to unlimited “piggyback” registration rights, which will allow it to register its shares of our common stock in connection with any registration statement filed with respect to other shares of our common stock. Subject to certain exceptions, we have agreed to pay for certain reasonable expenses incurred in connection with such registrations in an amount up to $750,000. In connection with such registration rights, AP Wheels, LLC has also agreed that Mr. Berg will offer to resign from our Board of Directors when AP Wheels, LLC owns less than one million shares of our common stock.
      Other than those transactions described above, since February 1, 2004, there has not been, nor is there currently proposed, any other transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described above.
OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
      No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.
ADDITIONAL INFORMATION
      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process of “householding” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to 15300 Centennial Drive, Northville, Michigan 48168 or by calling Investor Relations at 734-737-5162.
By Order of the Board of Directors
/s/  Patrick C. Cauley
Patrick C. Cauley
Vice President,
General Counsel and Secretary
May 31, 2005
      A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended January 31, 2005 has been included within the package of materials sent to you as well as a copy of our 2004 Annual Report to Stockholders. We will furnish any exhibit to the Annual Report on Form 10-K upon the request of a stockholder of record for a fee limited to the Company’s reasonable expenses in furnishing such exhibit. Request for exhibits to the Annual Report on Form 10-K should be directed to the Corporate Secretary at 15300 Centennial Drive, Northville, Michigan 48168.

HAYES LEMMERZ INTERNATIONAL, INC.
ANNUAL MEETING TO BE HELD AT 8:00 A.M. ON JULY 27, 2005

15300 Centennial Drive
Northville, Michigan 48168

Proxy Solicited on Behalf of the Board of Directors

The undersigned stockholder hereby appoints Patrick C. Cauley and Steven Esau, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes any of them to represent and to vote, as provided on the reverse side hereof, all of the Common Stock of Hayes Lemmerz International, Inc. which the undersigned, as of May 31, 2005, the Record Date for the Annual Meeting, is entitled to vote at the Annual Meeting of Stockholders to be held on July 27, 2005 or any adjournment or postponement thereof. This proxy will be voted “FOR” Items 1 and 2 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the recommendation of the Board of Directors. Should a director nominee be unable or unwilling to serve, or the Board of Directors determines for good cause such director should not serve as a director, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.

IMPORTANT — This Proxy is continued on the reverse side.
Please sign and date on the reverse side and return today.

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED,
WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE STOCKHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
“FOR” ITEMS 1 AND 2.

This proxy will be voted “FOR” items 1 and 2 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the recommendation of the Board of Directors.
Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

WITHHOLD
1.	Election of Class II Directors: 01 William H. Cunningham 02 Laurie Siegel 03 Moshen Sohi	FOR all nominees listed at left (except as marked to the contrary)	AUTHORITY to vote for all nominees listed at left
		☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	Proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for its fiscal year ending January 31, 2006:	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:		, 2005

Signature

Signature

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, an authorized person should sign.

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YOUR VOTE IS IMPORTANT!

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ITEMS 1 AND 2.

PLEASE SIGN, DATE AND RETURN THE ABOVE PROXY CARD
TODAY USING THE POSTAGE-PAID ENVELOPE PROVIDED,
WHETHER OR NOT YOU EXPECT TO ATTEND
THE ANNUAL MEETING.